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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Tenet Healthcare Corporation:

We consent to the use of our reports dated July 10, 2001, incorporated by reference in the Registration Statement on Form S-3 of Tenet Healthcare Corporation, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three year period ended May 31, 2001, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports refer to a change in the method of accounting for start-up costs in fiscal 2000.

    /s/ KPMG LLP

Los Angeles, California
December 4, 2001

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Independent Auditors' Consent